EXHIBIT 4(CC)

                      PROMOTIONAL SHARES LOCK-IN AGREEMENT

I. This Promotional Shares Lock-In Agreement ("Agreement"), which was entered into the 6th day of February, 1998, by and between Sandbox Entertainment Corporation ("Issuer"), whose principal place of business is located at 2231 E. Camelback, Suite 324, Phoenix, AZ 85016, and _________, ("Security Holder") witnesses that:


         A. The Issuer has filed an application with the Securities Administrators of those States participating in the
                  Coordinated Equity Review Program adopted by the North American Securities Administrators Association, Inc., ("Administrators") to register certain of its Equity Securities for sale to public investors who are residents of those states ("Registration");

         B. The Security Holder is the owner of the shares of common stock or similar securities and/or possesses convertible securities, warrants, options or rights which may be converted into, or exercised to purchase shares of common stock or similar securities of Issuer.

         C. As a condition to Registration, the Issuer and Security Holder ("Signatories") agree to be bound by the terms of this Agreement.

II. THEREFORE, the Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, except in compliance with this Agreement, ____ PROMOTIONAL SHARES as defined in the North American Securities Administrators Association ("NASAA") Statement of Policy on Promotional Shares and all
         certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by, the Security Holder while the PROMOTIONAL SHARES are subject to this Agreement ("Restricted Securities"):

                  The Agreement shall be a Class B Agreement as defined in NASAA Statement of Policy Regarding Promotional Shares, as amended April 27, 1997 and shall provide that

                  (i) beginning two years following completion of the offering, 2 1/2% of Promotional Shares may be released from the Agreement each quarter; and

                  (ii) on the fourth anniversary of the offering, all remaining Promotional Shares shall be released from the Agreement.
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III.     THEREFORE, the Signatories agree and will cause the following:

         A.       In  the   event  of  a   dissolution,   liquidation,   merger,
                  consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter, which results in the distribution of the Issuer's assets or securities ("Distribution"), while this Agreement remains in effect that the Restricted Securities may be transferred in connection with such transaction, provided that the following shall apply:

                  1. All holders of the Issuer's Series A Preferred Stock and Series B Preferred Stock (the "Preferred Stock") will initially share on a pro rata, per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their Preferred Stock (provided that the Administrator has accepted the value of the other consideration), until the shareholders who purchased the Issuer's EQUITY SECURITIES pursuant to the public offering ("Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of EQUITY SECURITIES THAT THEY PURCHASED PURSUANT TO THE PUBLIC OFFERING AND WHICH THEY STILL HOLD AT THE TIME OF THE Distribution, adjusted for stock splits, stock dividends recapitalizations and the like; and

                  2. All holders of the Issuer's EQUITY SECURITIES shall thereafter participate on an equal, per share basis times the number of shares of EQUITY SECURITIES they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like.

                  3. The Distribution may proceed on lesser or different terms and conditions than the terms and conditions stated in paragraphs 1 and 2 above if a majority of the Preferred Stock that are not held by Security Holders or their affiliates, vote, or consent by consent procedure, to approve the lesser terms and conditions.

         B.       In  the   event  of  a   dissolution,   liquidation,   merger,
                  consolidation,   reorganization,   sale  or  exchange  of  the
                  Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Restricted Securities shall remain subject to the terms of this Agreement.
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         C.       Restricted  Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

         D. Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated Restricted Securities shall remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

         E. Restricted Securities may be transferred by gift to the Security Holder's family members, provided that the Restricted Securities shall remain subject to the terms of this Agreement.

         F. With the exception of paragraph A.3 above, the Restricted Securities shall have the same voting rights as similar EQUITY SECURITIES not subject to the Agreement.

         G. A notice shall be placed on the face of each stock certificate of the Restricted Securities covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

         H. A typed legend shall be placed on the reverse side of each stock certificate of the Restricted Securities representing stock covered by the Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until January , 2002 pursuant to an agreement between the Security Holder (whether beneficial or of record) and the Issuer, which agreement is on file with the Issuer and the stock transfer agent from which a copy is available upon request and without charge.

         I. The term of this Agreement shall begin on the date that the Registration is declared effective by the Administrators ("Effective Date") and shall terminate:

                  1.       January    , 2002; or

                  2. On the date the Registration has been terminated if no securities were sold pursuant thereto; or

                  3. If the Registration has been terminated, the date that checks representing all of the gross proceeds that were derived therefrom and addressed to the public investors have been placed in the U.S.
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                           Postal Service with first class postage affixed; or

                  4. On the date the securities subject to this Agreement become "Covered Securities," as defined under the National Securities Markets Improvement Act of 1996.

         J. This Agreement to be modified only with the written approval of the Administrator.

IV.      THEREFORE, the Issuer will cause the following:

         A. A manually signed copy of the Agreement signed by the Signatories to be filed with the Administrators prior to the Effective Date;

         B. Copies of the Agreement and a statement of the per share initial public offering price to be provided to the Issuer's stock transfer agent;

         C. Appropriate stock transfer orders to be placed with the Issuer's stock transfer agent against the sale or transfer of the shares covered by the Agreement prior to its expiration, except as may otherwise be provided in this Agreement;

         D. The above stock restriction legends to be placed on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.

Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed the Agreement in the capacities, and on the dates, indicated.

IN WITNESS WHEREOF, the Signatories have executed this Agreement.



SANDBOX ENTERTAINMENT CORPORATION

By
  -------------------------------       ---------------------------------
                                        Signature of Shareholder
Name
    -----------------------------

Title
     ----------------------------       ---------------------------------
                                        Printed Name of Shareholder
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Schedule 4(cc) to the Form of Lock-In Agreement -
List of Security Holders and Dates of Agreements

Security Holder            -              Shares
---------------                           ------

Chad Little                -             170,834
James Layne                -             122,917
Lonnie Whittington         -             122,917
Glenn Gomez                -               8,423
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